EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements on Form S-4 (Registration Nos. 333-66644 and 333-666444-01) and the Registration Statements on Form S-8 (Registration Nos. 333-115588 and 333-131261) of our report dated March 25, 2005, except for the restatement discussed in the third and fourth paragraphs of Note 2 to the December 31, 2004 consolidated financial statements, as to which the date is January 24, 2006, relating to the financial statements, which appears in Pride International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 30, 2006